Filed Pursuant to Rule 424(b)(2)
File No. 333-182577

PROSPECTUS

CONNECTICUT WATER SERVICE, INC.

1,700,000 SHARES of

COMMON STOCK

This prospectus relates to 1,700,000 shares of our common stock that we may sell from time to time in one or more offerings. This prospectus will allow us to issue and sell shares over time. We will provide a prospectus supplement each time we sell shares, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. We may also provide to you, or authorize be provided to you, one or more free writing prospectuses that may contain material information related to these offerings. You should read carefully this prospectus, each applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference, before you invest.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CTWS”. On July 23, 2012, the last reported sale price for our common stock was $30.81 per share. You are urged to obtain current market quotations for our common stock.

We may sell our common stock directly to you or through underwriters, dealers or agents. The names of any underwriters, dealers or agents involved in the sale of any securities, any applicable fees, commission, discounts or overallotment options, and the specific manner in which our common stock may be offered will be set forth in the prospectus supplement covering the sale of our common stock. The price to the public of such shares of common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 3 of this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 27, 2012

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may provide to you or authorize be provided to you. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” “our company,” and “the Company” refer to Connecticut Water Service, Inc. and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration rules under the Securities Act of 1933, as amended (the “Securities Act”). Under the SEC’s shelf registration rules, we may, from time to time, sell shares of our common stock, no par value (“Common Stock”), in one or more offerings under this registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered. We may also provide to you, or authorize be provided to you, one or more free writing prospectuses that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement or any related free writing prospectus is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement or such free writing prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated in this prospectus by reference as described under the headings “Where You Can Find More Information” and “Documents We Incorporate by Reference” before buying any of the securities being offered.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may provide to you or authorize be provided to you. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related free writing prospectus. This prospectus, the accompanying supplement to this prospectus, and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, the accompanying supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities sold on a later date.

THE COMPANY

Connecticut Water Service, Inc. is the parent company of The Connecticut Water Company (“CWC”). CWC provides water for residential, commercial, industrial, municipal, and fire protection purposes to approximately 300,000 people in 55 towns in Connecticut as well as providing water-related services under contract to municipalities and companies. The Company and its subsidiaries collectively represent the largest domestic investor-owned water company based in New England measured by operating revenues and utility plant investment.

On January 1, 2012, the Company completed the acquisition of Aqua Maine, Inc., the operating subsidiary of Aqua America, Inc., which we renamed “The Maine Water Company” (“MWC”), for an enterprise value of $53.5 million. MWC serves 16,000 customers, or a population of 48,000, across the state of Maine. We refer to CWC and MWC together as our “Operating Subsidiaries”.

Our mission is to have passionate employees delivering life-sustaining, high quality water service to families and communities while providing a fair return to our shareholders.

We were organized in 1956 as Suburban Water Service, Inc. and have engaged in the business of acquiring and operating water companies through controlling stock ownership. In 1975, we changed our name to Connecticut Water Service, Inc., after acquiring all of the outstanding common stock of CWC. We are a non-operating company substantially all of whose income is derived from the earnings on the common stock of our Operating Subsidiaries.

Our future ability to pay dividends on our Common Stock is dependent upon the continued ability of our Operating Subsidiaries to pay dividends to us. The profitability of the operations of the water utility industry generally and of our Operating Subsidiaries (and hence the Company) is largely dependent on the timeliness and adequacy of rate relief allowed by utility regulatory commissions. In addition, profitability is dependent on numerous factors over which our Operating Subsidiaries have little or no control, such as the quantity of rainfall and temperature in a given period of time, industrial demand, prevailing rates of interest for short and long-term borrowings, energy rates, and compliance with environmental and water quality regulations. In addition, inflation and other factors beyond the Company’s or our Operating Subsidiaries’ control impact on the costs of construction, materials and employee costs. See “Item 1. Business” in our latest Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “CTWS.” On July 23, 2012, the last sale price of the Company’s Common Stock, as reported on the Nasdaq Global Select Market, was $30.81 per share. You are urged to obtain current market quotations for our common stock.

Our corporate headquarters are located at 93 West Main Street, Clinton, Connecticut 06413. Our telephone number is 860-669-8630, and our Internet address is http://www.ctwater.com. Information contained on our Web site is not incorporated into this prospectus.

RISK FACTORS

Investing in shares of our Common Stock involves significant risks and uncertainties. The prospectus supplement applicable to a particular offering of common stock will contain or incorporate by reference a discussion of the risks applicable to an investment in our Company and to the shares of common stock that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the common stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our shares of Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

FORWARD LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “plans,” “future,” “potential,” “probably,” “predictions,” “continue” or the negative of such terms or similar expressions.

Forward-looking statements involve risks, uncertainties and other factors, many of which are outside our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included in this prospectus, or incorporated by reference into this prospectus, include, but are not limited to, statements regarding:

•	projected capital expenditures and related funding requirements;
•	the availability and cost of capital;
•	developments, trends and consolidation in the water and wastewater utility industries;
•	dividend payment projections;
•	our ability to successfully acquire and integrate regulated water and wastewater systems, as well as unregulated businesses, that are complementary to our operations and the growth of our business;
•	the capacity of our water supplies, water facilities and wastewater facilities;
•	the impact of limited geographic diversity on our exposure to unusual weather;

•	the impact of conservation awareness of customers and more efficient plumbing fixtures and appliances on water usage per customer;
•	our capability to pursue timely rate increase requests;
•	our authority to carry on our business without unduly burdensome restrictions;
•	our ability to maintain our operating costs at the lowest possible level, while providing good quality water service;
•	our ability to obtain fair market value for condemned assets;
•	the impact of fines and penalties;
•	changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies;
•	the decisions of governmental and regulatory bodies, including decisions to raise or lower rates;
•	our ability to successfully extend and expand our service contract work within our Service and Rentals Segment;
•	the development of new services and technologies by us or our competitors;
•	the availability of qualified personnel;
•	the condition of our assets;
•	the impact of legal proceedings;
•	general economic conditions;
•

the profitability of our Real Estate Segment, which is subject to the amount of land we have available for sale and/or donation, the demand for any available land, the continuation of the current state tax benefits relating to the donation of land for open space purposes and regulatory approval for land dispositions; and

•	acquisition-related costs and synergies.

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business, credit and financial market conditions;
•	changes in government regulations and policies, including environmental and public utility regulations and policies;
•	changes in environmental conditions, including those that result in water use restrictions;
•	abnormal weather conditions;
•	increases in energy and fuel costs;
•	unfavorable changes to the federal and/or state tax codes;
•	significant changes in, or unanticipated, capital requirements;
•	significant changes in our credit rating or the market price of our Common Stock;
•	our ability to integrate businesses, technologies or services which we have acquired or may acquire, including the acquisition of The Maine Water Company in January 2012;
•	our ability to manage the expansion of our business;
•	the extent to which we are able to develop and market new and improved services;
•	the continued demand by telecommunication companies for antenna site leases on our property;

•	the effect of the loss of major customers;
•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;
•	labor disputes;
•	increasing difficulties in obtaining insurance and increased cost of insurance;
•	cost overruns relating to improvements or the expansion of our operations;
•	increases in the costs of goods and services;
•	civil disturbance or terroristic threats or acts; and
•	changes in accounting pronouncements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results, performance and achievements may be materially different from what we expect. These forward-looking statements represent our assumptions, expectations and beliefs only as of the date of this prospectus. Except for our ongoing obligations to disclose certain information under the federal securities laws, we are not obligated, and assume no obligation, to update these forward-looking statements, even though our situation may change in the future. For further information or other factors which could affect our financial results and such forward-looking statements, see “Risk Factors” on page 3. We qualify all of our forward-looking statements by these cautionary statements.

DESCRIPTION OF OUR CAPITAL STOCK

The Company is authorized to issue up to: (a) 25,000,000 shares of our Common Stock, of which 8,799,551 shares were outstanding on March 31, 2012 (including Common Stock equivalents); (b) 15,000 shares of voting cumulative preferred stock, Series A, $20 par value (the “Series A Preferred Stock”), all of which are outstanding; and (c) 50,000 shares of cumulative preferred stock, Series $.90, $16 par value (the “$16 Cumulative Preferred Stock”), of which 29,499 shares are outstanding. The Company is also authorized to issue 400,000 shares of an additional class of cumulative preferred stock, $25 par value (collectively, with the Series A Preferred Stock and the $16 Cumulative Preferred Stock, the “Preferred Stock”), none of which is currently outstanding, and 1,000,000 shares of preference stock, $1 par value (the “Preference Stock”), none of which is currently outstanding. The summary set forth below describes certain provisions relating to our Common Stock, Preferred Stock and Preference Stock authorized by our restated certificate of incorporation (the “Certificate of Incorporation”); provisions of our Amended and Restated By-Laws (“By-Laws”) and provisions of the Connecticut Business Corporation Act (the “CBCA”). This summary does not purport to be complete and is subject in all respects to the applicable provisions of our Certificate of Incorporation, our By-Laws and the CBCA.

Overview

Each share of Common Stock is entitled to dividends when and as declared by the Board of Directors (“Board”) out of sources legally available therefor, subject to the limitations described under “Dividends and Distributions” below. Each share of Common Stock is entitled to three votes, voting on all matters as a single class with the holders of the Series A Preferred Stock. Holders of Common Stock do not have any cumulative voting rights, which means that the holders of more than 50% of the outstanding Common Stock voting in the election of directors can elect all of the directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any director.

Our Board is authorized to issue all unissued shares of the Common Stock from time to time, without any further action or authorization by the shareholders. The holders of Common Stock have no preemptive or conversion rights. The shares of Common Stock presently outstanding are, and the shares to be issued pursuant to this prospectus will be upon issuance, fully paid and nonassessable.

Each of the outstanding shares of Common Stock will share equally in respect to all dividends paid on such Common Stock, subject to the limitations described below. The CBCA and our Certificate of Incorporation empowers our Board to issue Preferred Stock and/or Preference Stock with such preferences and other rights as the Board may provide in the resolutions providing for the issuance of such Preferred Stock and/or Preference Stock.

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, all assets available for distribution to its shareholders, after the payment to the holders of Preferred Stock and Preference Stock, if any, at the time outstanding of the full amounts to which they shall be entitled, shall be divided and distributed pro rata among the holders of Common Stock.

Trading Market; Transfer Agent

Our Common Stock is traded on NASDAQ under the symbol “CTWS”. The Transfer Agent and Registrar of our Common Stock is Registrar and Transfer Company (the “Agent”), 10 Commerce Drive, Cranford, N.J. 07106, telephone 1-800-368-5948, website: www.rtco.com.

Dividend Reinvestment and Common Stock Purchase Plan

The Company’s Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”) provides our registered shareholders, and customers and employees of the Company’s regulated water utility subsidiaries, with automatic dividend reinvestment of all or a percentage of dividends on our Common Stock in additional shares of Common Stock and investment of optional cash payments of an aggregate from $25 to $3,333 per month in Common Stock. Participants pay no brokerage commission or service charge upon the purchase of shares. Participants may choose to reinvest all or a portion of the dividend paid on Common Stock. Reinvested dividends will be used to buy additional shares of our Common Stock.

Shares of Common Stock may be purchased by the Agent for the Plan in the open market, in privately negotiated transactions or from the Company. The purchase price for any originally-issued shares purchased from the Company for participants in the Plan will be the average closing price of the Company’s Common Stock on the Nasdaq Global Select Market on the last five (5) trading days ending with, and including, the applicable investment date, less a discount ranging from 0% -5% as determined by the Company from time to time in accordance with the Plan. The purchase price of any Common Stock purchased on the open market or in privately negotiated transactions will be the weighted average price of all such shares of Common Stock purchased by the Agent with respect to an investment date. Registrar and Transfer Company has been designated by the Company as the Agent to administer the Plan for Participants, to purchase and hold shares of Common Stock acquired through the Plan, to maintain records, to send statements of accounts to participants, and to perform other duties relating to the Plan.

Preferred and Preference Stock

Series A Preferred Stock

Our Series A Preferred Stock is preferred as to dividends and on liquidation over the Common Stock and is on a parity with our $16 Cumulative Preferred Stock as to preferences on dividends and liquidation. It is entitled to one vote per share voting with the holders of Common Stock , which is entitled to three votes per share. Dividends on the outstanding Series A Preferred Stock are paid at the rate of $.80 per annum and are cumulative. In the case of involuntary liquidation, shares of the Series A Preferred Stock are entitled to a liquidation preference of $20 per share plus accrued dividends. In the case of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price for the series thereof. The redemption price with respect to the Series A Preferred Stock is $21 per share plus accrued dividends. The Series A Preferred Stock, voting as a single class with all cumulative preferred stock (including the $16 Cumulative Preferred Stock), is also entitled to elect a majority of the Board upon default in the payment of six quarterly dividends on any outstanding shares of preferred stock (including $16 Cumulative Preferred Stock) and upon certain other defaults. The shares of Series A Preferred Stock have no conversion, sinking fund or preemptive rights. The shares of the Series A Preferred Stock presently outstanding are fully paid and nonassessable.

$16 Cumulative Preferred Stock

Our $16 Cumulative Preferred Stock is similarly preferred as to dividends and on liquidation over the Common Stock. It is entitled, voting as a single class with all Preferred Stock (including the Series A Preferred Stock) of the Company, to elect a majority of the Board upon default in the payment of six quarterly dividends on any outstanding shares of preferred stock (including the Series A Preferred Stock), and upon certain other defaults, but otherwise it has no voting rights except as provided by law. Dividends on the presently outstanding $16 Cumulative Preferred Stock are $.90 per share per annum and are cumulative. In the case of involuntary liquidation, shares of the $16 Cumulative Preferred Stock are entitled to a liquidation preference of $16 per share plus accrued dividends. In the event of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price therefor, which, with respect to the $16 Cumulative Preferred Stock is $16 per share plus accrued dividends. The shares of $16 Cumulative Preferred Stock have no conversion, sinking fund or preemptive rights. The shares of $16 Cumulative Preferred Stock presently outstanding are fully paid and nonassessable.

$25 Par Value Cumulative Preferred Stock

The Company has authorized a class of 400,000 shares of cumulative preferred stock, $25 par value per share, the general preferences, voting powers, restrictions and qualifications of which are generally similar to the Company’s existing cumulative Preferred Stock. No shares of the $25 par cumulative Preferred Stock have been issued to date.

$1 Par Value Preference Stock

The Company also has authorized a class of 1,000,000 shares of Preference Stock, $1 par value per share. To the extent that our Certificate of Incorporation does not otherwise provide, the Board has the authority to determine, from time to time, the terms, limitations and relative rights and preferences of the Preference Stock, to establish series and to fix and determine variations as among series of the Preference Stock. The Preference Stock is junior to our existing cumulative preferred stock (but ranks ahead of the Common Stock) in rights to dividends and on voluntary or involuntary liquidation of the Company. The Preference Stock has no preemptive, conversion or voting rights, except as may be specifically provided in the Board’s resolutions creating any series of the Preference Stock. No shares of the Preference Stock are currently issued and outstanding.

Issuance of Shares

The CBCA provides that, subject to the limitations contained in the certificate of incorporation of a corporation, the board of directors of a corporation may authorize the issuance of additional shares of the corporation’s capital stock up to the amount authorized in its certificate of incorporation. Our Certificate of Incorporation empowers the Board to issue and dispose of Preferred Stock, Preference Stock and Common Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof as the Board may decide. Our Board, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could limit the voting rights of holders of Common Stock. The issuance of Preferred Stock and/or Preference Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Our Board has previously designated a Series A Junior Participating Preference Stock (“Junior Preference Stock”), which Series was used in connection with our shareholder rights plan, which expired in 2008. No shares of this Series are currently outstanding.

Voting and Preemptive Rights

The CBCA provides that every shareholder is entitled to one vote for each share of capital stock held by such shareholder unless otherwise specified in the certificate of incorporation. The CBCA also provides that the holders of outstanding shares of any class of stock (even non-voting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to shareholder vote which would have certain specified effects on their rights. Holders of Common Stock are entitled to cast three votes per share, and holders of our Series A Preferred Stock are entitled to one vote per share, on each matter submitted to a vote of our shareholders. The holders of our Common Stock and Series A Preferred Stock vote together as one class. If issued, each share of Junior Preference Stock would have at least 300 votes per share. Our Certificate of Incorporation eliminates preemptive rights to subscribe to any future issues of shares of Common Stock.

Dividends and Distributions

Each of the outstanding shares of Common Stock will share equally in respect to all dividends paid on Common Stock but only after all dividends have been paid on our outstanding Preferred Stock and Preference Stock. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, all assets available for distribution to its shareholders, after the payment to the holders of Preferred Stock and Preference Stock, shall be divided and distributed pro rata among the holders of Common Stock.

Filling Director Vacancies

The CBCA provides that unless otherwise specified in the certificate of incorporation, a vacancy occurring on a board of directors (including one resulting from an increase in the number of directors) may be filled by the shareholders or directors. In the event that the directors remaining in office constitute less than a quorum of the board, the directors remaining in office may fill the vacancy by a majority vote. Our Certificate of Incorporation and By-Laws provide that any newly created or vacated directorship may be filled only by a majority vote of the directors then in office, although less than a quorum.

Standards of Conduct for and Removal of Directors

The CBCA generally requires that a director shall discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that such director reasonably believes to be in the best interests of the corporation. In addition, directors of corporations such as the Company with a class of voting stock registered under the Exchange Act, may consider, in determining what such director believes to be in the best interests of the corporation (i) the long-term as well as the short-term interests of the corporation; (ii) the long-term and short-term interests of the shareholders of the corporation, including the possibility that those interests may be best served by the continued independence of the corporation; (iii) the interests of the corporation’s employees, customers, creditors and suppliers; and (iv) community and societal considerations including those of the community in which any office or other facility of the corporation is located.

The CBCA allows shareholders to remove directors, with or without cause, unless the corporation’s certificate of incorporation provides that directors may be removed only for cause, if the number of votes cast in favor of his or her removal exceeds the number cast against removal. In addition, a director may be removed in a judicial proceeding commenced either by the corporation or its shareholders holding at least ten percent of the outstanding shares of any class of stock. Our By-Laws and Certificate of Incorporation provide that, subject to the rights of Preferred and Preference shareholders, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then-outstanding shares of the voting stock, voting together as a class.

Amendments to Certificate of Incorporation

Under the CBCA, unless the CBCA or a Connecticut corporation’s certificate of incorporation or directors requires a greater vote, amendments to the certificate of incorporation generally require the affirmative vote of the majority of the voting power of the shares entitled to vote thereon, and if any class of shares is entitled to vote thereon as a class, by the affirmative vote of the holders of the shares of each class of shares entitled to vote thereon as a class. Under the CBCA, the holders of the outstanding shares of any class of stock (even nonvoting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to shareholder vote which would affect their rights in certain specified ways. Our Certificate of Incorporation requires a supermajority vote of 80% of the combined voting power of all of the then-outstanding shares of the voting stock to alter, amend or repeal the provisions in the Certificate of Incorporation (or to amend comparable by-law provisions) covering certain change-in-control type matters including membership and classification of the board, filling of board vacancies, removal of directors, shareholder action, calling of special meeting of shareholders, quorum at board meetings, business combinations with certain shareholders or their affiliates and amendment of the foregoing voting requirements.

Amendments to By-Laws

Under the CBCA, the board of directors of a Connecticut corporation may adopt, amend or repeal the corporation’s by-laws unless: (1) the corporation’s certificate of incorporation reserves this power to the corporation’s shareholders; or (2) the shareholders, in amending or repealing a particular by-law, provide expressly that the board of directors may not amend or repeal that by-law. Furthermore, the CBCA allows a corporation’s shareholders to amend or repeal a corporation’s by-laws even though the by-laws may also be amended or repealed by its board of directors. Both our Certificate of Incorporation and By-Laws provide that our By-Laws may be amended by the Board with the exception that amendment of certain provisions requires the affirmative vote of 80% of the outstanding shares entitled to vote. Those By-Law provisions are those relating to membership and classification of the board, filling of board vacancies, removal of directors, shareholder action, calling of special meeting of shareholders, quorum at board meetings, business combinations with certain shareholders or their affiliates and amendment of the foregoing voting requirements.

Provisions Relating to a Change in Control

Change in control issues may be specifically addressed in a corporation’s certificate of incorporation, and are also governed in certain circumstances under the CBCA provisions relating to Business Combinations. Our Certificate of Incorporation provides that our Board, when evaluating any offer of another party (1) to make a tender or exchange offer for any equity security of the Company, (2) to merge or consolidate the Company with or into another corporation or (3) to purchase or otherwise acquire all or a substantial part of the properties and assets of the Company or any of its subsidiaries, may, in connection with the exercise of its judgment in determining what it reasonably believes is in the best interests of the Company as a whole, give consideration to all such factors as the Board determines to be relevant, including, without limitation:

(i) the interests of our shareholders long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the company;

(ii) the interest of the customers of CWC and MWC, our regulated Operating Subsidiaries;

(iii) whether the proposed transaction might violate federal or state law;

(iv) the form and amount of consideration being offered in the proposed transaction not only in relation to the then-current market price for the outstanding capital stock of the Company, but also in relation to the market price for the capital stock of the Company over a period of years, the estimated price that might be achieved in a negotiated sale of the Company or either Operating Subsidiary as a whole or in part to either public or private entities or through orderly liquidation, the estimated future value of the Company, the premiums over market price paid for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and our financial condition and future prospects; and

(v) the social, legal and economic effects upon employees, customers, suppliers and others that have similar relationships with the Company and its Operating Subsidiaries and the communities in which the Company and its Operating Subsidaries conduct business, including, without limitation, the public interest obligations imposed on the Operating Subsidiaries as operating public utilities and the effect or impact of any such transaction on the ability of the Company, any subsidiaries or any successor entity to provide prudent, adequate and effective water supply service to the areas served by each of the Operating Subsidiaries.

In connection with such evaluation, the Board may conduct such investigations and engage in such legal proceedings as the Board may determine. None of the foregoing provisions may be altered, amended or repealed without the affirmative vote of the holders of at least 80 percent of all of the then-outstanding shares of the voting stock of the Company, in addition to any affirmative vote of the holders of any particular class or series of such voting stock required by law or our Certificate of Incorporation.

Business Combination Statute

CBCA Sections 33-840 through 33-845 (the “ Business Combination Statute”) provide for limitations and prohibitions on certain business combinations. In general, a “business combination” includes mergers, combinations, certain transfers, or issuances of equity securities to interested shareholders and their affiliates, liquidation/dissolution resolutions passed by such persons or reclassifications of securities that result in the proportionate increase of ownership of outstanding shares by such persons. The Business Combination Statute generally requires that in addition to any vote otherwise required by law or the certificate of incorporation, a business combination shall first be approved by the board of directors and then be approved by the affirmative vote of at least (i) the holders of eighty percent (80%) of the voting power of the outstanding shares of the corporation, and (ii) the holders of two-thirds of the voting power of the outstanding shares of the corporation (other than shares held by the interested shareholder and any affiliates). The Business Combination Statute also generally prohibits a corporation from engaging in any business combination with any interested shareholder for a period of five years following the date that such shareholder became an interested shareholder, unless: (1) prior to such date the board of directors of the corporation and a majority of non-employee directors (of which there must be at least two) approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; or (2) the business combination is otherwise excepted from the five-year prohibition by applicable provisions of the CBCA. In general, the term “interested shareholder” is defined as the holder of 10% of the outstanding voting stock of the corporation. The Business Combination Statute generally applies to the Company, although we might qualify for certain available exceptions to its application depending upon the nature of the transaction.

Classification of the Board of Directors; Shareholder Meetings

Under the CBCA, a Connecticut corporation may have a classified board of directors. Our Certificate of Incorporation provides that directors (other than directors who may be elected by Preferred or Preference shareholders) are to be classified into three classes, which are to hold office in staggered three-year terms.

Under the CBCA, any action which may be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent or, if so provided by the certificate of incorporation, by the written consent of a majority of the voting power of shares. The CBCA also provides that special meetings of the shareholders may be called only by the Board of Directors, or by such person or persons as may be authorized by the certificate of incorporation or the bylaws or upon the written request of the holders of at least 10% (35% for certain public corporations such as the Company) of all of the votes entitled to be cast at the meeting. Our Certificate of Incorporation provides that shareholder action may only be taken at an annual or special meeting of shareholders and not by written consent. Special meetings of shareholders may be called only by the Board and otherwise by shareholders as expressly permitted by applicable statute.

USE OF PROCEEDS

We will receive all of the net proceeds from the sale of shares of our Common Stock. Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, which may include repaying debt, financing capital commitments, and the financing of possible acquisitions.

The actual application of proceeds from the sale of shares of our Common Stock issued hereunder will be described in the applicable prospectus supplement relating thereto. Our management will have broad discretion in the use of any net proceeds.

PLAN OF DISTRIBUTION

We may sell our Common Stock from time to time directly to purchasers or through underwriters, dealers or agents, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may also issue shares of our Common Stock as compensation to such agents, underwriters or dealers for making sales of our Common Stock. We may use any or all of these methods in any combination.

The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of our Common Stock and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation and any discounts or concessions allowed or paid to dealers.

By Underwriters

We may use an underwriter or underwriters in the offer or sale of our Common Stock.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement and the offered shares will be acquired by the underwriters for their own account.
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We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement. The underwriters may sell the securities to or through dealers, and the underwriters may compensate those dealers in the form of discounts, concessions or commissions.

•	The underwriter(s) will use this prospectus and the prospectus supplement to sell our Common Stock.
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In connection with the offering of our Common Stock, we may grant to the underwriter(s) an option to purchase additional securities to cover over-allotments at the public offering price, with an additional underwriting commission, as may be set forth in an accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such Common Stock.

By Dealers

We may use a dealer to sell our Common Stock.

•	If we use a dealer, we, as principal, will sell our Common Stock to the dealer.
•	The dealer will then resell our Common Stock to the public at varying prices that the dealer will determine at the time it sells our Common Stock.
•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.
•	Any discounts or concessions allowed or paid to dealers will be disclosed in the prospectus supplement and may be changed from time to time.

By Agents

We may designate agents to solicit offers to purchase our shares of Common Stock.

•	We will name any agent involved in offering or selling our Common Stock and any commissions that we will pay to the agent in the prospectus supplement.
•	Unless indicated otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.
•	An agent may be deemed to be underwriters under the Securities Act of any of our Common Stock that they offer or sell.

By At the Market Offerings

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our Common Stock through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell Common Stock on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any Common Stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our Common Stock. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement.

By Delayed Delivery Contracts

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our Common Stock at the public offering price under delayed delivery contracts.

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If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when payment will be demanded and Common Stock delivered under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our Common Stock under delayed delivery contracts will be entitled to receive.

By Direct Sales

We may directly solicit offers to purchase our Common Stock, and we may directly sell our Common Stock to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our Common Stock upon the exercise of rights which we may issue.

General Information

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “CTWS”. Shares of Common Stock sold pursuant to the registration statement of which this prospectus is a part will be, subject to official notice of listing, authorized for quotation and trading on the Nasdaq Global Select Market.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

In order to comply with the securities laws of certain states, if applicable, the securities offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless such securities have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

Underwriters, dealers and agents that participate in the distribution of our Common Stock may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered Common Stock may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business for which they will receive compensation.

Representatives of the underwriters or agents through whom our Common Stock is or may be sold may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered Common Stock so long as the stabilizing bids do not exceed a specified maximum.

Syndicate short covering transactions involve purchases of the offered Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters or agents to reclaim a selling concession from a syndicate member when the offered Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate short covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

The maximum consideration or discount to be received by any Financial Industry Regulatory Authority, or FINRA, member or independent broker dealer will not exceed 8% of the aggregate amount of the Common Stock offered pursuant to this prospectus and any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is only part of a registration statement we have filed on Form S-3 with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

We are a public company, and file reports, proxy statements and other information with the SEC. A copy of our Form S-3 registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of this registration statement and our other SEC filings may be obtained from this office upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or (202) 551-8090. The SEC maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may also obtain a copy of any of our SEC filings, at no cost, by writing or telephoning us at 1-800-428-3985, ext. 3016, by e-mail at kjohnson@ctwater.com, or by mail to

Kristen A. Johnson, Vice President, Human Resources and Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413. Our internet web address is http://www.ctwater.com. Information contained on our Web site is not incorporated into this prospectus.

DOCUMENTS WE INCORPORATE BY REFERENCE

Our SEC file number is 000-08084. The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to other documents that contain the information. The information we incorporate by reference is considered to be a part of this prospectus and automatically updates and supersedes previously filed information.

We incorporate by reference the following filings and all of our subsequent filings made pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering of shares of our Common Stock offered by this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012;

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the portions of our proxy statement dated March 26, 2012 on Schedule 14A for our annual meeting of shareholders held on May 10, 2012 that have been incorporated by reference into our most recent Annual Report on Form 10-K;

•	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2012 filed with the SEC on May 10, 2012; and

•	Our current reports on Form 8-K filed with the SEC on January 3, 2012, May 15, 2012 and July 19, 2012.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone as set forth above.

LEGAL MATTERS

The legality of issuance of the Common Stock offered hereby will be passed upon for the Company by Murtha Cullina LLP, Hartford, CT. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.